Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

dated as of April 1, 2008

by and among

FULCRUM SIERRA BIOFUELS, LLC,

as Purchaser

IMS NEVADA LLC,

as Seller

and

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LLC,

as IET

TABLE OF CONTENTS

ARTICLE I. SALE OF REAL PROPERTY; CLOSING; TRANSFER OF PERMITS and REAL PROPERTY PURCHASE AGREEMENT; EXECUTION AND DELIVERY OF THE LLC AGREEMENT		1
1.1	Assets	1
1.2	Purchase Price	2
1.3	Allocation	2
1.4	Closing; Escrow	2
1.5	Prorations	3
1.6	Transfer of the Special Use Permit	3
1.7	Transfer of the Air Permit	3
1.8	Development of the Project	4
1.9	Medical Waste Processing Agreement	4

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER		5
2.1	Organization Each	5
2.2	Authority	5
2.3	No Conflicts	6
2.4	Governmental Approvals and Filings	6
2.5	Legal Proceedings	6
2.6	Compliance With Laws and Orders	7
2.7	Title	7
2.8	Environmental Matters	7
2.9	Permits	7
2.10	Real Property Purchase Agreement	8
2.11	Brokers	8
2.12	Intellectual Property	8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER		8
3.1	Organization	9
3.2	Authority	9
3.3	No Conflicts	9
3.4	Governmental Approvals and Filings	9
3.5	Real Property Purchase Agreement and Environmental Permits	10
3.6	Brokers	10

ARTICLE IV. INDEMNIFICATION		10
4.1	Indemnification by Seller	10
4.2	Indemnification by Purchaser	10
4.3	Survival	10
4.4	Limitations	10
4.5	Exclusive Remedy	11
4.6	Notice of Claims	11
4.7	Access to Information	11

ARTICLE V. ABSOLUTE CAP ON DAMAGES		12

ARTICLE VI. DEFINITIONS		12
6.1	Definitions	12
6.2	Construction of Certain Terms and Phrases	16

ARTICLE VII. MISCELLANEOUS		16
7.1	Notices	16
7.2	Entire Agreement	17
7.3	Expenses	17
7.4	Waiver	17
7.5	Amendment	18
7.6	No Third Party Beneficiary	18
7.7	No Assignment; Binding Effect	18
7.8	Invalid Provisions	18
7.9	Governing Law; Waiver of Jury Trial	18
7.10	Counterparts	19
7.11	Further Assurances	19
7.12	Dispute Resolution	19
7.13	Confidentiality	20
7.14	Press Release	20
7.15	Headings	20

EXHIBITS

Exhibit A	Legal Description of the Real Property
Exhibit B	Form of Escrow Agreement

- ii -

PURCHASE AGREEMENT

This PURCHASE AGREEMENT dated as of April 1, 2008 (the “Closing Date”) is made and entered into by and among Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (“Purchaser”), IMS Nevada LLC, a Delaware limited liability company (“Seller”), and Integrated Environmental Technologies LLC, a New York limited liability company (“IET”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 6.1.

RECITALS

WHEREAS, Seller (i) owns an approximately 11.38 acre parcel of land in Storey County, Nevada located at 3501 Peru Drive and more particularly described on Exhibit A attached hereto (the “Real Property”); (ii) has obtained a Special Use Permit related to the Real Property, issued on June 27, 2007 by the Planning Commission of Storey County, Nevada (the “Special Use Permit”); (iii) has obtained a Class II Operating Permit issued on February 6, 2008 by the Bureau of Air Pollution Control of the Nevada Department of Environmental Protection (the “Air Permit”); and (iv) is a party to that certain Purchase and Sale Agreement executed June 6, 2007, with Tahoe-Reno Industrial Center, LLC related to Seller’s purchase of the Real Property (the “Real Property Purchase Agreement”).

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Real Property, and in conjunction with such sale and purchase, the parties desire Seller to transfer to Purchaser all rights and obligations under the Special Use Permit, the Air Permit, and the Real Property Purchase Agreement.

WHEREAS, Purchaser intends to build and operate a biorefinery facility on the Real Property (the “Project”) and Fulcrum Sierra Holdings, LLC, an Affiliate of Purchaser, and Seller desire to enter into an Amended and Restated Operating Agreement related to Purchaser’s ownership and operation of the Project (the “LLC Agreement”) that will be executed concurrently with this Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. SALE OF REAL PROPERTY; CLOSING; TRANSFER OF PERMITS

AND REAL PROPERTY PURCHASE AGREEMENT; EXECUTION AND DELIVERY

OF THE LLC AGREEMENT

1.1 Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and pay for, at the Closing, all of Seller’s right, title and interest in and to (a) the Real Property, free and clear of all Liens, other than Permitted Liens, which transfer shall include all rights, privileges, easements, and appurtenances to the Real Property, including without limitation any air, development, water, hydrocarbon, mineral or other rights held by Seller, all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property, (b) the Special Use Permit, (c) the Air Permit, and (d) the Real Property Purchase Agreement.

1.2 Purchase Price. The aggregate purchase price for the Real Property and the transfer of the Special Use Permit, Air Permit, and Real Property Purchase Agreement is $1,792,105 (the “Purchase Price”), payable in immediately available United States funds at the Closing in the manner provided in Section 1.4(c)(iii).

1.3 Allocation. Purchaser shall determine the allocation of the consideration paid by Purchaser under this Agreement, provided that the amount allocated to the Real Property shall not be less than Seller’s tax basis for such Real Property. Each party hereto agrees (a) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (b) to complete jointly and to file separately Form 8594 with its Federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs, and (c) that no party shall take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

1.4 Closing; Escrow.

(a) Escrow. An escrow for the purchase and sale contemplated by this Agreement has been opened by Seller and Purchaser with First American Title Insurance Company (the “Escrow Agent”).

(b) Closing Actions. Prior to or on the Closing Date, in accordance with the escrow instruction letter in the form attached hereto as Exhibit B (the “Escrow Instructions”), each of the parties shall take or cause to be taken the following actions:

(i) Transfer and Sale of the Real Property. Seller shall assign and transfer to Purchaser all of its right, title and interest in and to the Real Property, free and clear of all Liens other than Permitted Liens, by delivery of a general warranty deed in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying title to the Real Property.

(ii) Assignment and Assumption of Special Use Permit, Air Permit and Real Property Purchase Agreement. Seller shall assign and Purchaser shall assume all of Purchaser’s right, title and interest in, to and under and assume all liabilities and obligations under the Special Use Permit, the Air Permit and the Real Property Purchase Agreement by signing an Assignment and Assumption Agreement in a form mutually acceptable to both parties.

(iii) Payment of Purchase Price. Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the Escrow Agent.

(iv) LLC Agreement. Purchaser shall cause its parent company to, and Seller shall, enter into the LLC Agreement in a form mutually acceptable to both parties reflecting the issuance to Seller by Purchaser of the Initial Percentage Interest (as defined in the LLC Agreement), and Purchaser shall issue to Seller the Initial Percentage Interest.

(v) Issuance of Title Insurance. Purchaser shall cause Escrow Agent to issue an A.L.T.A. standard coverage owners policy of title insurance with respect to the Real Property to Purchaser with only those exceptions approved by Purchaser.

(vi) Lien Release. Seller shall provide Escrow Agent with pay-off instructions and an executed lien release as required to release the Deed of Trust issued by Seller in favor of the Paskenta Band of Nomlaki Indians and shall authorize Escrow Agent to disburse such portion of the Purchase Price as is described in such instructions in order to effect the lien release.

1.5 Prorations. All real estate taxes, charges and assessments affecting the Real Property (including charges for utilities serving the Real Property, if any) shall be prorated on a per diem basis as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date. All recording charges incident to recording the general warranty deed, all premiums for Purchaser’s title insurance policy (including endorsements), all fees and expenses of the Escrow Agent, and all assessed documentary transfer taxes shall be paid by the parties in such manner as is customary in Storey County, Nevada. Except as otherwise agreed by the parties, the net amount of all such prorations shall be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation.

1.6 Transfer of the Special Use Permit. Within fifteen (15) days after the Closing Date, Seller shall provide notice of the transfer to Storey County as described in paragraph 8 of the Special Use Permit. Upon transfer of the Real Property, Seller shall have no further obligations under, arising from, or related to the Special Use Permit, and Purchaser shall be responsible for all obligations under, arising from, or related to the Special Use Permit.

1.7 Transfer of the Air Permit. The parties acknowledge that transfer, modification, or reissuance, as the case may be, of the Air Permit from Seller to Purchaser requires approval of the Nevada Department of Environmental Protection. After the Closing Date, at Seller’s sole cost and expense, Seller shall use commercially reasonable efforts to cause the transfer, modification or reissuance, as the case may be, of the Air Permit to Purchaser as soon after Closing as is reasonably practicable. Upon such transfer, Seller shall have no further obligations under, arising from, or related to the Air Permit, and Purchaser shall be responsible for all obligations under, arising from, or related to the Air Permit.

1.8 Development of the Project. The parties acknowledge that after the Closing Date, Purchaser shall be solely responsible for all development of the Project, including but not limited to obtaining any additional or amended permits and for compliance with all Laws related the Project and its development.

1.9 Medical Waste Processing Agreement.

Within thirty days following the Closing Date, Purchaser shall have the option to accept assignment of the Medical Waste Processing Agreement from IET’s subsidiary, InEnTec Medical Services California, LLC (“InEnTec”), to be exercised by delivery of written notice to IET (the “Election Notice”). Upon IET’s receipt from Purchaser of the Election Notice indicating Purchaser’s intent to accept assignment of the Medical Waste Processing Agreement and to comply with the terms of the Medical Waste Processing Agreement (except to the extent such compliance is outside of Purchaser’s control), then (1) in accordance with Section 1(e) of the Master Purchase and License Agreement, the Master Purchase and License Agreement shall automatically, and without further action by the parties thereunder, be amended to include Medical Waste as a licensed material in all purchase orders issued in connection with or related to the Master Purchase and Licensing Agreement, and (2) IET shall cause its subsidiary, InEnTec to use its commercially reasonable efforts to obtain (i) the consent of Enserv West, LLC to assign the Medical Waste Processing Agreement to Purchaser (the “MWPA Consent”) and (ii) the written acknowledgement and agreement of Enserv West, LLC that assignment of the Medical Waste Processing Agreement to Purchaser will be deemed to trigger vesting pursuant to the terms of that certain Vesting Promissory Note in the principal amount of $3,500,000 dated February 28, 2007 (the “MWPA Acknowledgement”). For the avoidance of doubt, neither Purchaser nor its Affiliates have any knowledge of the terms or conditions of, and neither the Purchaser nor its Affiliates shall have any liability or obligation of any type under or in connection with, the Vesting Promissory Note. Upon InEnTec successfully obtaining both the MWPA Consent and MWPA Acknowledgement, InEnTec shall assign to Purchaser, and Purchaser shall assume from InEnTec, all of InEnTec’s right, title and interest in, to and under the Medical Waste Processing Agreement, free and clear of all Liens, for no additional consideration pursuant to an assignment and assumption agreement in a form mutually acceptable to the parties. The assignment and assumption agreement shall contain customary representations from the parties regarding their corporate power and authority to enter into such agreement, and InEnTec shall also give Purchaser a representation and warranty that (x) its interest in the Medical Waste Processing Agreement is free and clear of all Liens, (y) that the Medical Waste Processing Agreement is in full force and effect and (z) no party under such agreement is in any material respect in breach of or in default under, and no event has occurred that would constitute a material default, under the Medical Waste Processing Agreement.

(a) In the event InEnTec is unable, for whatever reason, to obtain both the MWPA Consent and MWPA Acknowledgement within sixty (60) days after IET’s receipt of the Election Notice, neither IET nor InEnTec shall have any obligation to assign or transfer the Medical Waste Processing Agreement to Purchaser, and Purchaser shall have no further obligation to accept such assignment (as set forth in the Election Notice) and shall not have any right or liabilities under the Medical Waste Processing Agreement.

(b) PURCHASER HEREBY AGREES THAT IT WILL NOT, FOR ANY REASON, ENTER INTO ANY AGREEMENT, UNDERSTANDING, CONTRACT, OR

OTHER RELATIONSHIP WHEREBY PURCHASER WILL PROCESS OR OTHERWISE TREAT ANY MEDICAL WASTE PROVIDED, SUPPLIED, OR OTHERWISE PREVIOUSLY IN THE POSSESSION OF ENSERV WEST, LLC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES UNTIL THE EARLIEST TO OCCUR OF: (1) IET, INENTEC OR ITS SUBSIDIARIES SUCCESSFULLY OBTAIN BOTH THE MWPA CONSENT AND MWPA ACKNOWLEDGEMENT, (2) MARCH 1, 2010, OR (3) UPON PURCHASER SEEKING AND OBTAINING THE PRIOR WRITTEN CONSENT OF IET.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and IET (each a “Seller Party,” and collectively, the “Seller Parties”) hereby jointly and severally represent and warrant to Purchaser as of the Closing Date as follows:

2.1 Organization. Each Seller Party is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation, and has full limited liability company power and authority to conduct its business as and to the extent now conducted.

2.2 Authority. Each Seller Party has full limited liability company power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and the Operative Agreements to which it is a party, and the performance by each Seller Party of its obligations hereunder and thereunder, have been duly and validly authorized by its members to the extent required under the terms of its organizational documents, no other limited liability company action on the part of either Seller Party or its members being necessary. This Agreement has been duly and validly executed and delivered by each Seller Party and constitutes, and upon the execution and delivery by each Seller Party of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of each Seller Party enforceable against such Seller Party in accordance with their terms.

2.3 No Conflicts. The execution and delivery by each Seller Party of this Agreement does not, and the execution and delivery by each Seller Party of the Operative Agreements to which it is a party, the performance by each Seller Party of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby (a) will not conflict with or result in a violation or breach of (i) any of the terms, conditions or provisions of the organizational documents of such Seller Party or (ii) any term or provision of any Law or Order applicable to such Seller Party or any of its assets and properties (including the Real Property, the Air Permit, the Special Use Permit and the Real Property Purchase Agreement), and (b) do not and will not (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) except as described elsewhere in this Agreement, require such Seller Party to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon such Seller Party or any of its assets and properties under, in each case under clauses (i) through (vi) hereof, any contract or license (including the Real Property Purchase Agreement) to which such Seller Party is a party or by which any of its assets and properties (including the Real Property, the Air Permit, the Special Use Permit and the Real Property Purchase Agreement) is bound.

2.4 Governmental Approvals and Filings. Except as specifically set forth in this Agreement or any of the Operative Agreements, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of either Seller Party is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.5 Legal Proceedings. There are no Actions or Proceedings pending or threatened against, relating to or affecting either Seller Party which (a) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser or Fulcrum, or (b) if determined adversely to either Seller Party, as applicable, could reasonably be expected to result in (x) any injunction or other equitable relief that would interfere in any respect with the Real Property, the Special Use Permit, the Air Permit or the Real Property Purchase Agreement or (y) Losses by such Seller Party. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to the immediately preceding sentence. There are no Orders outstanding against Seller with respect to the Real Property, the Special Use Permit, the Air Permit or the Real Property Purchase Agreement.

2.6 Compliance With Laws and Orders. To Seller’s Knowledge, Seller is not, nor has it at any time within the last five years been, nor has it received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Real Property, the Special Use Permit, the Air Permit or the Real Property Purchase Agreement.

2.7 Title. Seller has good and marketable fee simple title to the Real Property. Seller is in possession of the Real Property. Seller has taken no action to effect a transfer of the Special Use Permit or the Air Permit, and Seller has not transferred any of its interest in the Real Property Purchase Agreement, except in either case, in accordance with this Agreement. Seller’s right, title and interest in such Real Property Purchase Agreement is free and clear of all Liens. Seller has adequate rights of ingress and egress with respect to the Real Property.

2.8 Environmental Matters. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released Hazardous Materials at, onto, from or under the Real Property and to Seller’s Knowledge, no environmental conditions exist thereon for which remedial action is required by any Environmental Law. To Seller’s Knowledge, the Real Property is currently in compliance with the requirements of Environmental Laws, and Seller has not received any Environmental Claim or other written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any Liability or potential Liability arising under any Environmental Law relating to Real Property. There are no pending or threatened environmental Actions or Proceedings against Seller with respect to its ownership and operation of the Real Property, and to Seller’s Knowledge no facts or circumstances that would form the basis of any environmental Action or Proceeding against Seller with respect to the Real Property. Seller is not liable for the costs of cleaning up, remedying or responding to a release of any Hazardous Materials arising from the Real Property. To Seller’s Knowledge, as of the date of this Agreement, none of the following exists at the Real Property: (a) underground storage tanks; (b) asbestos containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments, or other disposal areas.

2.9 Permits. Accurate and complete copies of the Special Use Permit and the Air Permit have been delivered to Purchaser. The Special Use Permit and Air Permit are in full force and effect, and neither Seller nor to Seller’s Knowledge any other Person is, in any material respect, in breach of or in default under, and to Seller’s Knowledge no event has occurred that would constitute a default by Seller or any other Person under, the Special Use Permit or the Air Permit. No proceedings are pending or threatened that would result in the revocation, termination, modification or failure to renew of the Special Use Permit or Air Permit. To Seller’s Knowledge, the Special Use Permit runs with the land and all rights and obligation of the Special Use Permit shall automatically transfer from Seller to Purchaser concurrent with transfer of the Real Property, and Seller does not have Knowledge of any fact, condition or reason that the Nevada Department of Environmental Protection or any other Governmental or Regulatory Authority would not consent or would delay its consent to the transfer or reissuance of the Air Permit from Seller to Purchaser.

2.10 Real Property Purchase Agreement. An accurate and complete copy of the Real Property Purchase Agreement has been delivered to Purchaser. The Real Property Purchase Agreement is in full force and effect and neither Seller nor, to Seller’s Knowledge, any other Person is in any material respect in breach of or in default under, and no event has occurred that would constitute a material default by Seller or, to Seller’s Knowledge, any other Person under the Real Property Purchase Agreement. As of the Closing Date, Seller has no material obligations or liabilities, which obligations or liabilities either (a) are unperformed and were to have been performed as of such date or (b) have accrued and are unpaid under the Real Property Purchase Agreement as of such date. Seller’s rights under Real Property Purchase Agreement constitute all contractual rights owned or possessed by Seller or any of its Affiliates related to the Real Property.

2.11 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller Parties directly with Purchaser without the intervention of any Person on behalf of the Seller Parties in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

2.12 Intellectual Property. Seller and its Affiliates have a valid right, title and interest in, or valid and binding rights to use all of the Intellectual Property licensed by IET subject to the Master Purchase and Licensing Agreement and the purchase orders to be entered into in connection therewith. There is no pending, or to Seller’s Knowledge, threatened Action or Proceeding against Seller or any of its Affiliates contesting Seller’s or its Affiliates’ ownership or right to use the Intellectual Property licensed by IET subject to the Master Purchase and Licensing Agreement and the purchase orders to be entered into in connection therewith.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as of the Closing Date as follows:

3.1 Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized in accordance with its organizational documents, no other limited liability company action on the part of Purchaser or its manager or members being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements shall constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

3.3 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby (a) will not conflict with or result in a violation or breach of (i) any of the terms, conditions or provisions of the organizational documents of Purchaser or (ii) any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties, and (b) do not and will not (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Purchaser or any of its assets and properties under, in each case under clauses (i) through (vi) hereof, any contract or license to which Purchaser is a party or by which any of its assets and properties is bound.

3.4 Governmental Approvals and Filings. Except as specifically set forth in this Agreement or any of the Operative Agreements, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.5 Real Property Purchase Agreement and Environmental Permits. Seller has been provided with copies of the Real Property Purchase Agreement, the Special Use Permit, and the Air Permit and is aware of all provisions in each of those documents.

3.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV. INDEMNIFICATION

4.1 Indemnification by Seller. Each Seller Party shall indemnify Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller Parties contained in this Agreement.

4.2 Indemnification by Purchaser. Purchaser shall indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

4.3 Survival. All statements, representations and warranties made by the parties herein or in any assignment and assumption agreement executed in connection herewith shall survive the Closing and the recording of the general warranty deed. All covenants and agreements made by the parties herein or in any assignment and assumption agreements executed in connection herewith shall survive the Closing until such covenant or agreement shall have been discharged in accordance with this Agreement or the relevant assignment and assumption agreement, as applicable. Notwithstanding the foregoing, no Indemnified Party shall be entitled to make any claim for indemnification as provided in Section 4.1 or Section 4.2 unless such claim shall have been made in writing no later than the eighteenth (18th) month anniversary of the Closing Date.

4.4 Limitations. No Indemnified Party shall be entitled to make any claim for indemnification under this Article IV, in respect of a breach of a representation or warranty, unless and until the aggregate amount of all such claims made in good faith for indemnification exceeds Twenty Five Thousand Dollars (the “Deductible”), but then such Indemnified Party shall be entitled to make a claim for indemnification for all such claims exceeding the Deductible.

4.5 Exclusive Remedy. The indemnification provisions of Article IV shall be the sole and exclusive remedy of each party (including Indemnified Parties) for any breach of any party’s representations or warranties contained in Section 2 or Section 3 of this Agreement, other than for claims by any party that may arise for remedies at law or in equity for the fraud, fraudulent misrepresentations, willful misconduct or gross negligence of any other party.

4.6 Notice of Claims. Each party shall promptly notify the other party in writing of all third party claims which may give rise to the right of indemnification for breaches of representations and warranties, it being understood that if, through the fault of the party seeking indemnification, the indemnifying party does not receive notice of any such matter in time to contest the determination of any liability which is susceptible to being contested, the indemnifying party shall not be obligated to indemnify the other party with respect thereto. Each such notice shall specifically describe the matter which may give rise to indemnification and shall indicate the particular representation or warranty which is alleged to have been breached. The Indemnifying Party shall be entitled to participate in and, to the extent that it wishes, to assume, the defense of any such matter with counsel reasonably acceptable to the Indemnified Party; provided, that the Indemnified Party may participate with counsel of its choice (at the Indemnifying Party’s expense) if the Indemnifying Party does not pursue such defense with reasonable diligence, the claim involves potential criminal liability upon the Indemnified Party or a potential or actual conflict of interest exists among the parties. Except as set forth in the immediately preceding sentence, after notice of the election of the Indemnifying Party that it will assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for its legal or other expenses incurred thereafter in connection with the defense thereof. The Indemnifying Party shall have the authority to settle any third party claim to which indemnification under this Agreement relates, without the consent of the Indemnified Party only if: (1) the settlement does not exceed the limitation set forth in Article 5, (2) the settlement provides only for a monetary payment, and (3) the settlement includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant to each Indemnified Party that is or may be subject to such third party claim. Except with the prior consent of the Indemnifying Party, the Indemnified Party shall not pay or voluntarily permit the determination of any liability under any third party claim to which indemnification under this Agreement relates.

4.7 Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any reasonable out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

ARTICLE V. ABSOLUTE CAP ON DAMAGES

Notwithstanding anything to the contrary, the aggregate liability of any party to this Agreement shall be limited to a maximum amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for any Losses arising out of or in connection with this Agreement, its terms and conditions, or the enforcement thereof, other than for claims for the fraud, fraudulent misrepresentations, willful misconduct or gross negligence of any party. All claims for damages in respect of breaches of representations and warranties hereunder shall be subject to the Deductible at Section 4.4.

ARTICLE VI. DEFINITIONS

6.1 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“AAA” the meaning ascribed to it in Section 7.12(b).

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Purchase Agreement and the Exhibits hereto.

“Air Permit” meaning ascribed to it in the Recitals.

“Closing” means the closing of the transactions contemplated by Section 1.4.

“Closing Date” the meaning ascribed to it in the forepart of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Deductible” the meaning ascribed to it in Section 4.4.

“Election Notice” the meaning ascribed to it in Section 1.9(a).

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any Law or Order relating to the regulation or protection of public health and safety, worker health and safety, pollution or protection of natural resources or the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, arrangement for transportation or disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous, dangerous or toxic materials, substances or wastes, as each of the foregoing are amended, enacted or in effect, prior to, on, or after the Closing Date.

“Escrow Agent” the meaning ascribed to it in Section 1.4(a).

“Escrow Instructions” the meaning ascribed to it in Section 1.4(b).

“Fulcrum” means Fulcrum BioEnergy, Inc., a Delaware corporation.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means (i) any petroleum. petroleum products, or byproducts, radioactive materials, asbestos in any form or condition, , polychlorinated biphenyls (PCBs), noise or odors; (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority, or with respect to which liability or standards of conduct are imposed under, any Environmental Law.

“Impasse Notice” the meaning ascribed to it in Section 7.12(a).

“Indemnified Party” means any Person entitled to indemnification pursuant to Article IV.

“Indemnifying Party” means a Person having an obligation to indemnify, defend and hold harmless an Indemnified Party pursuant to Article IV.

“InEnTec” the meaning ascribed to it in Section 1.9(a).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Knowledge,” with respect to any stated entity, means the actual knowledge of any officer, director or employee (or any officer, director or employees of an Affiliate of such entity generally responsible for the subject matter to which knowledge is pertinent as of the date the representation or warranty is made) of such entity after due inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including all common law.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“LLC Agreement” the meaning ascribed to it in the Recitals.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Management Representative” the meaning ascribed to it in Section 7.12(a).

“Master Purchase and License Agreement” means the Master Purchase and Licensing Agreement to be entered into on the Closing Date between Fulcrum and IET.

“Medical Waste” the meaning ascribed to it in the Master Purchase and License Agreement.

“Medical Waste Processing Agreement” means that certain Waste Processing Agreement, dated as of February 28, 2007, by and between InEnTec Medical Services California, LLC, a Delaware limited liability company, and Enserv West, LLC, a Delaware limited liability company.

“MWPA Acknowledgment” the meaning ascribed to it in Section 1.9(a).

“MWPA Consent” the meaning ascribed to it in Section 1.9(a).

“Negotiation Period” the meaning ascribed to it in Section 7.12(a).

“Operative Agreements” means, collectively, the Escrow Instructions, the LLC Agreement, and the Assignment and Assumption Agreement described in Section 1.4(b)(ii), and the Master Purchase and License Agreement.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Project” the meaning ascribed to it in the Recitals.

“Purchase Price” the meaning ascribed to it in Section 1.2.

“Purchaser” the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

“Real Property” the meaning ascribed to it in the Recitals.

“Real Property Purchase Agreement” the meaning ascribed to it in the Recitals.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Representatives” means with respect to any party, such party’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Seller” the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

“Seller Party” and “Seller Parties” the meaning ascribed to it in Article II.

“Special Use Permit” the meaning ascribed to it in the Recitals.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

6.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” shall mean “including without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE VII. MISCELLANEOUS

7.1 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by confirmed facsimile transmission or mailed, registered or certified mail, return receipt requested postage prepaid to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:	If to Seller, to:

Fulcrum Sierra BioFuels, LLC	IMS Nevada LLC
c/o Fulcrum BioEnergy, Inc.	c/o Integrated Environmental Technologies LLC
4900 Hopyard Road, Suite 220	595 S.W. Bluff Drive, Suite B
Pleasanton, CA 94588	Bend, OR 97702
Facsimile No.: (925) 730-0157	Facsimile No.: (866) 393-0231
Attn: Richard D. Barraza, Vice President of Administration	Attn: J. Michael Rockett, General Counsel

with a copy to:	with a copy to:

Thelen Reid Brown Raysman & Steiner LLP	Impact Law Group PLLC
101 Second Street, Suite 1800	719 Second Avenue, Suite 850
San Francisco, CA 94105	Seattle, WA 98104
Facsimile No.: (415) 369-8724	Facsimile No.: (415) 984-0796
Attn: Leslie E. Sherman	Attn: Ryan R. Montecucco

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by confirmed facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

7.2 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

7.3 Expenses. Except as otherwise expressly provided in this Agreement and the Operative Agreements, whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

7.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

7.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

7.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article V.

7.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so shall be void, except (a) for assignments and transfers by operation of Law and (b) that either party may (i) assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and (ii) collaterally assign any or all of its rights, interests and obligations hereunder to a Person or Persons providing financing to either party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

7.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, and automatically deemed modified to the extent necessary to achieve the original intent of the parties, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

7.9 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.11 Further Assurances. Each party hereby covenants and agrees that, at any time and from time to time it shall, upon the commercially reasonable request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be commercially reasonably required for the carrying out of all the terms of this Agreement. Following the Closing, each Seller Party shall afford Purchaser and its Representatives, during normal business hours, reasonable access to the non-privileged books, records and other data relating to the Real Property, the Air Permit, the Special Use Permit and the Real Property Purchase Agreement in its possession, with the right to make copies and extracts therefrom, to the extent such access may be reasonably requested for proper purposes by Purchaser.

7.12 Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Agreement:

(a) Negotiation. The disputing parties shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement, or its performance including the existence and validity of the Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (a “Management Representative”). Within seven calendar days after determining to invoke dispute resolution, a party shall provide the other relevant parties with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The receiving party shall respond with the same types of information within seven calendar days of receiving the first party’s notice. Thereafter, Management Representatives of the disputing parties shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the disputing parties have not agreed upon a resolution of the dispute within 45 calendar days after the date of the original notice provided under this Section 7.12(a), or such other time period as the disputing parties may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a party may provide written notice to the other declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 7.12(b).

(b) Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 7.12(a) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall take place in San Francisco, California if initiated by any Seller Party, and in Bend, Oregon if initiated by Purchaser. Application of the Commercial Arbitration Rules shall be subject to the following: There shall be a single neutral arbitrator selected as follows: Within 20 calendar days after the AAA serves the confirmation of notice of filing of the arbitration demand, the parties shall agree on the appointment of a single neutral arbitrator and so notify the AAA. If the parties fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

7.13 Confidentiality. Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Parties to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the Parties contemplated hereby; provided, however, that confidential information may be disclosed to a party's directors, partners, officers, employees, advisors, financing sources or representatives (provided that (1) such directors, partners, officers, employees, advisors, financing sources or representatives of any Party will be informed by such Party of the confidential nature of such information and shall be directed by such Party to keep such information confidential in accordance with the contents of this Agreement and (2) each party will be liable for any breaches of this Section 7.13 by any of its directors, partners, officers, employees, advisors, financing sources or representatives). The confidentiality obligations of this Section 7.13 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (ii) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority, including in connection with the resolution of any dispute hereunder. The provisions of this Section 7.13 shall survive termination of this Agreement.

7.14 Press Release. No Party shall be permitted to make any public disclosure (including any press release) either in writing or orally with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not be unreasonably withheld, denied or delayed.

7.15 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[Remainder of the page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

FULCRUM SIERRA BIOFUELS, LLC

By:	/s/ E. James Macias
Name:	E. James Macias
Title:	President

IMS NEVADA LLC

By:	/s/ David B. Allworth

Name:	David B. Allworth
Title:	Manager

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LLC

By:	/s/ Jeffrey E. Surma

Name: Jeffrey E. Surma
Title: President and CEO

[Signature Page to Purchase Agreement]

Exhibit A

Legal Description of Real Property

[See attached.]

the real property situate in the County of Storey, State of Nevada, described as follows:

Parcel 1:

Parcel 2007-30 of Record of Survey Map No. 106718, filed in the office of the County Recorder of Storey County, State of Nevada on May 21, 2007, as File No. 106718, of Official Records, more particularly described as follows:

All that certain parcel situate within a portion of the West 1/2 of Section Eleven (11), Township Nineteen (19) North, Range Twenty-Two (22) East, Mount Diablo Meridian, Storey County, Nevada, being a portion of Parcel 2006-69 as shown on Record of Survey Map, File No. 105611 in the Official Records of Storey County, Nevada, and being more particularly described as follows:

Commencing at the South 1/4 corner of said Section 11:

Thence North 35°43’08” West, 2860.63 feet to the Point of Beginning, said point being on the Westerly line of said Parcel 2006-69;

Thence leaving said Westerly line, North 60°19’42” East, 698.26 feet to the Westerly line of Parcel 2006-68 as shown on Record of Survey Map, File No. 105611;

Thence along said Westerly line, South 29°40’18” East, 775.18 feet to the Southwest corner of said Parcel 2006-68, also being the Southeast corner of said Parcel 2006-69;

Thence along the Southerly line of said Parcel 2006-69, South 62°18’55” West, 555.26 feet to the beginning of a tangent curve to the right;

Thence continuing along said Southerly line, 149.18 feet along the arc of a 524.70 foot radius curve, through a central angle of 16° 17’24” to the Southwest corner of said Parcel 2006-69;

Thence along the Westerly line of said Parcel 2006-69, North 10°38’47” West 96.15 feet to the beginning of a tangent curve to the left;

Thence continuing along said Westerly line, 654.85 feet along the arc of a 870.00 foot radius curve, through a central angle of 43°07’35” to the Point of Beginning.

The above metes and bounds description appeared previously in that certain document recorded May 21, 2007 in Book 236, page 349, as Document No. 106719 of Official Records.

Parcel 2:

An easement for access and utility purposes over Peru Drive as set forth in the document recorded January 3, 2007, in Book 229, Page 940, as Document No. 105666 of Official Records, and shown as Parcel 2006-58 on Record of Survey Map No. 105607, filed in the office of the County Recorder of Storey County, State of Nevada on January 3, 2007, as File No. 105607, of Official Records.

TOGETHER with all tenements, hereditaments and appurtenances, including easements and water rights, if any, thereto belonging or appertaining, and any reversions, remainders, rents, issues or profits thereof.

Date: 02/12/2008

Exhibit B

Form of Escrow Instructions

[See attached.]

April 1, 2008

VIA ELECTRONIC TRANSMISSION

First American Title Insurance Company

5310 Kietzke Lane, #100

Reno, NV 89511

Attention:	Cindy Dillon, Escrow Officer
Ron Breazeale, Title Officer

	Re:	Title Insurance Commitment issued under Order/Escrow No. 121-
2348621 (the “Commitment”)

Dear Ms. Dillon and Mr. Breazeale:

Please refer to that certain Purchase Agreement, dated as of April 1, 2008 by and among Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (“Buyer”), IMS Nevada LLC, a Delaware limited liability company (“Seller”) and Integrated Environmental Technologies, LLC, a Delaware limited liability company. This letter constitutes the joint escrow and closing instructions of Buyer and Seller. You are to act as escrow agent for this transaction, in accordance with the instructions set forth in this letter (the “Escrow Instructions”). The purchase of the property described in Schedule “A” of the Commitment (the “Property”) is currently scheduled to close on April 1, 2008 (the “Closing Date”).

A. Deposits Into Escrow

1. Deliveries on behalf of Seller: On or before the Closing Date, you will receive from or on behalf of Seller, the following documents and funds:

a. One original Grant, Bargain, and Sale Deed executed by Seller and properly notarized, conveying fee title of the Property to Buyer (the “Deed”);

b. One counter-signature of Declaration of Value executed by Seller;

c. One counter-signature of Seller’s Certification Under Foreign Investment In Real Property Tax Act executed by Seller;

d. Other necessary documents required to close the transaction and for you to issue the Owner’s Policy (as defined below) on the Closing Date with the endorsements described in Paragraph B(2) and in the form of the marked Commitment attached hereto as Exhibit A (“Proforma”); and

First American Title Insurance Company

April 1, 2008

e. Immediately available funds in the amount shown as due from Seller on the Closing Statement (as defined below), including, without limitation, funds in an amount sufficient to pay Seller’s share of closing costs.

2. Deliveries from Buyer: On or before the Closing Date, Buyer will deposit into escrow one counter-signature of Declaration of Value executed by Buyer, one counter signature of Certification Under Foreign Investment In Real Property Tax Act executed by Buyer, and immediately available funds in the amount shown as due from Buyer on the Closing Statement (as defined below), including, without limitation, funds in an amount sufficient to pay Buyer’s share of closing costs, prorations and the net purchase price due Seller.

Please confirm that you have received each of the foregoing documents, and that the form of each of such documents deposited with you is in exactly the form prescribed by these Escrow Instructions. You are directed to hold all such documents in this escrow until you are expressly authorized to record them or deliver them or you are required to return them, in each case in accordance with these Escrow Instructions. Such authorization may be given by (a) on behalf of Seller, Jeff Surma, David Farmer or Ryan Montecucco (“Seller Authorized Person”), and on behalf of Buyer, Les Sherman, Jill Van Dalen or Takako Morita or any other attorney from Thelen Reid Brown Raysman & Steiner LLP (“Buyer Authorized Person”). Seller Authorized Person and Buyer Authorized Person are collectively referred to as the “Authorized Person.”

B. Close of Escrow. You are authorized and directed to close escrow for this transaction on the Closing Date when and only when:

1. you have received all of the above-described funds and documents and you have confirmed that each of the documents delivered is in the prescribed form, and you have dated any undated documents as of the Closing Date, and attached any missing legal descriptions in the form set forth in the Proforma, and attached any other missing exhibits or schedules which have been separately provided to you by an Authorized Person;

2. you have confirmed that First American Title Insurance Company is prepared and irrevocably committed to issue to Buyer its ALTA Standard Owner’s Policy of Title Insurance (“Owner’s Policy”), effective as of the Closing Date with the following endorsements attached: 110.1 (deleting any bankruptcy, insolvency or creditors’ rights exclusions (contained in paragraph 4 of the exclusions from coverage)); 100 (comprehensive, modified for an Owner’s Policy); 101.4 (mechanic’s lien); 103.3 (easement); 103.4 (easement access); 116.7 (subdivision); and 110.9 (environmental). The liability of the described Owner’s Policy shall be $1,792,105, insuring that Buyer has good and marketable title to the Property, subject only to Exceptions 1 through 10 of the Proforma as marked on the attached Proforma.

3. you have acknowledged your receipt of this letter and your agreement to comply with all of the instructions set forth in this letter by signing a copy of this letter where indicated below and telecopying the same to both the Buyer Authorized Person and Seller Authorized Person;

First American Title Insurance Company

April 1, 2008

4. you have prepared and delivered the proposed closing statement by telecopy to the Buyer and Seller and (i) the Buyer or Buyer Authorized Person and (ii) the Seller or Seller Authorized Person have signified their approval thereof by initialing such Closing Statement and faxing it back to you (the “Closing Statement”);

5. you have received authorization to close from Buyer and Seller or their respective Authorized Person.

6. you have confirmed that your escrow is then irrevocably committed to close; and

7. you are otherwise in a position to comply with these Escrow Instructions.

C. Closing. You are to close escrow by doing the following:

1. distributing the funds in accordance with the Closing Statement and recording the Deed in the Official Records of Storey County, Nevada in such a manner which will enable you to issue the Owner’s Policy; and

2. delivering to Buyer Authorized Person and Seller Authorized Person, by messenger or overnight courier in care of the undersigned, (a) a fully executed original (or copy if no original is available) of each of the documents described in Section A above (certified and conformed, in the case of recorded documents, to show applicable recording information) and all other documents or instruments deposited into this escrow, and the final Closing Statement (which shall be identical in the form to the Closing Statement approved, as provided above)

D. Closing Costs. Closing costs and prorations are to be allocated in accordance with the Closing Statement approved in writing, as provided above.

E. General Instructions. During the period in which you hold any funds, you are hereby authorized and instructed to invest such funds in a federally insured money market account. In connection with such investment, Buyer and Seller shall, upon your written request, execute a Form W-9 Request for Taxpayer Identification Number and Certification and deliver the same to you for your information. We anticipate that closing shall occur no later than 10:00 a.m. California time on April 1, 2008. If there are any questions concerning the above, please call the Authorized Person immediately. These Escrow Instructions may be amended only by written amendment signed by the Buyer and Seller.

F. Contact Information

If to Purchaser, to:	If to Seller, to:

First American Title Insurance Company

April 1, 2008

Fulcrum Sierra BioFuels, LLC	IMS Nevada LLC
c/o Fulcrum BioEnergy, Inc.	c/o Integrated Environmental Technologies LLC
4900 Hopyard Road, Suite 220	595 S.W. Bluff Drive, Suite B
Pleasanton, CA 94588	Bend, OR 97702
Facsimile No.: (866) 393-0231	Facsimile No.: (866) 393-0231
Attn: Richard D. Barraza	Attn: J. Michael Rockett, General Counsel

with a copy to:	with a copy to:

Thelen Reid Brown Raysman & Steiner LLP	Impact Law Group PLLC
101 Second Street, Suite 1800	719 Second Avenue, Suite 850
San Francisco, CA 94105	Seattle, WA 98104
Facsimile No.: 415-369-8936	Facsimile No.: (415) 984-0796
Attn: Dirk Mueller	Attn: Ryan R. Montecucco

G. Cancellation of Instructions. Notwithstanding anything to the contrary herein, if the conditions specified in these Escrow Instructions are not satisfied on or before April 3, 2008 (the “Cancellation Date”), then, if you receive written instructions to cancel this escrow from Buyer and Seller, the instructions set forth above shall be deemed canceled, you shall immediately notify the other party of your receipt of same and you shall immediately release any Buyer and Seller funds to the party delivering the same to you pursuant to federal funds wire transfer.

IT IS UNDERSTOOD THAT NOTWITHSTANDING THE FAILURE TO RECEIVE A COUNTERSIGNED COPY OF THIS LETTER FROM YOU, THE RECORDATION OF THE DEED IN THE OFFICIAL RECORDS SHALL CONSTITUTE EVIDENCE OF YOUR AGREEMENT TO COMPLY WITH ALL OF THE INSTRUCTIONS SET FORTH IN THIS LETTER. YOU ARE TO TAKE NO ACTIONS PURSUANT TO SEPARATE INSTRUCTIONS ISSUED BY FIRST AMERICAN TITLE COMPANY, DATED FEBRUARY 13, 2008, AS AMENDED, FOR ESCROW 121-2348621 THAT WOULD CONFLICT WITH THESE INSTRUCTIONS. Please call each of Jill Van Dalen and Ryan Montecucco immediately if you cannot comply with any requirements of the Instructions.

While your recordation of the Deed shall constitute your acceptance of and agreement to act in strict accordance with these Escrow Instructions, please, confirm your receipt of this letter and your willingness to comply with the instructions contained herein by signing a copy of this letter in the space provided below and returning the countersigned copy to the Authorized Person.

[Signature to Follow]

FULCRUM SIERRA BIOFUELS, LLC

By:
Name:
Title:

IMS NEVADA LLC

By:
Name:
Title:

First American Title Insurance Company acknowledges receipt of the within instructions and agrees to comply with such instructions.

Dated: April     , 2008

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Its:

Exhibit A

PRO FORMA

[See attached]